EXHIBIT 21
SUBSIDIARIES

Set forth below is a list of all active subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of February 24, 2023.

Name	Jurisdiction of Incorporation
USANA Canada Holding, Inc.	Delaware
USANA Health Sciences, China, Inc.	Delaware
USANA Health Sciences New Zealand, Inc.	Delaware
International Holdings, Inc.	Delaware
FMG Productions, Inc. (dba USANA Studios)	Utah
UHS Essential Health Philippines, Inc.	Utah
USANA Sense Company, Inc.	Utah
Pet Lane Inc.	Delaware
USANA Acquisition Corporation	Utah
USANA Canada Co.	Canada
USANA Australia Pty, Ltd.	Australia
USANA Health Sciences (NZ) Corporation	New Zealand
USANA Hong Kong Limited	Hong Kong
USANA Health Sciences Japan, LLC.	Japan
USANA Health Sciences Korea Ltd.	South Korea
USANA Health Sciences Singapore Pte, Ltd.	Singapore
USANA Mexico S.A. de C.V.	Mexico
Mercadotecnia Nutricional S de R.L. de C.V.	Mexico
UHS Essential Health Malaysia SND BHD	Malaysia
BabyCare Holdings Ltd.	Utah / Cayman Islands
BabyCare Ltd.	People’s Republic of China
Tianjin BabyCare Biological Science and Technology Ltd	People’s Republic of China
Tianjin Health Resources Sales Co., Ltd	People’s Republic of China
USANA Health Sciences (Thailand) Ltd	Thailand
USANA Health Sciences (France) SAS	France
USANA Asia Holding Ltd.	Singapore
USANA Health Sciences (Colombia) SAS	Colombia
PT. USANA Health Sciences Indonesia	Indonesia
OOLA Life, Inc.	Utah
Rise Bar Wellness, Inc.	Utah

Except as noted above, each subsidiary listed above is doing business under its corporate name.